Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Alphatec and Scient’x, after giving effect to the Scient’x acquisition and adjustments described in the following footnotes, and are intended to reflect the impact of this acquisition on Alphatec on a pro forma basis.

The unaudited pro forma condensed combined balance sheet reflects the acquisition of Scient’x as if it has been consummated on December 31, 2009 and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by Alphatec management as of the acquisition date of March 26, 2010. These adjustments are subject to further revision upon finalization of the transaction, the related intangible asset valuations and fair value determinations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 combines Alphatec’s historical results for the year ended December 31, 2009 with Scient’x’s historical results for the year ended December 31, 2009. The Scient’x condensed consolidated statement of operations has been converted from Euros to U.S. Dollars at the average daily exchange rate for the year ended December 31, 2009 of 1.3946 U.S. dollars per Euro. The unaudited pro forma statement of operations gives effect of the acquisition as if it had taken place on January 1, 2009.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, revenue synergies or any potential restructuring costs. Certain cost savings and revenue synergies may result from the Share Purchase. However, there can be no assurance that these cost savings or revenue synergies will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead, distribution and other operating expenses, manufacturing scale efficiencies, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of consolidated annual external purchases. Revenue synergies, if achieved, could result from, among other things, the cross-selling of Alphatec product through Scient’x distribution channels outside the U.S. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Share Purchase been completed at the date indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the Share Purchase.

Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and to reflect the amounts related to Scient’x’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values. Pro forma adjustments are also necessary to appropriately reflect the amortization expense related to the estimated identifiable intangible assets, stock-based compensation expense, changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and the income tax effect related to the pro forma adjustments. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The pro forma adjustments reflecting the completion of the Share Purchase are based upon the acquisition method of accounting in accordance with Section 805 of the FASB Codification and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. The estimated purchase price was calculated based upon $6.39, the closing price of Alphatec’s common stock on March 26, 2010. The final allocation of the purchase price is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the pro forma purchase price adjustments reflected in the following unaudited pro forma combined financial statements are preliminary and have been made solely for the purpose of preparing these statements.

The pro forma adjustments are based upon available information and certain assumptions that Alphatec believes are reasonable under the circumstances. A final determination of the fair value of the assets acquired and liabilities assumed may differ materially from the preliminary estimates. This final valuation will be based on the actual fair values of tangible and intangible assets and liabilities assumed of Scient’x that are acquired as of the date of completion of the Share Purchase. The final valuation may change the purchase price allocation, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma combined financial statements.

Alphatec expects to incur costs associated with integrating Scient’x and its business. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma combined financial statements contained in this Form 8-K;

•	separate historical audited consolidated financial statements of Scient’x as of December 31, 2009 and 2008 and for the three years ended December 31, 2009 included as Exhibit 99.1 to this Form 8-K;

•

separate historical audited consolidated financial statements of Alphatec as of December 31, 2009 and 2008 and for the three years ended December 31, 2009 included in Alphatec’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2010; and

•	the proxy statement dated February 12, 2010 related to the acquisition of Scient’x by Alphatec.

Scient’x

On March 26, 2010, Alphatec acquired all of the shares of Scient’x, a medical device company that designs, develops and manufactures surgical implants to treat disorders of the spine. The acquisition is accounted for under the acquisition method of accounting.

Under the terms of the acquisition, Alphatec issued an aggregate of 24,000,000 shares of its common stock in consideration for 100% of the outstanding shares of Scient’x. In connection with the acquisition, options to purchase Scient’x common stock that were outstanding at the time of closing were replaced with options to purchase Alphatec common stock, based on the terms of the acquisition agreement. Approximately $1.2 million has been allocated to the purchase price which represents the fair value of the Scient’x stock options that relate to pre-combination service provided by employees of Scient’x. Based on the closing price of Alphatec’s common stock of $6.39 on March 26, 2010, the preliminary aggregate purchase price was approximately $154.6 million.

ALPHATEC HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands)

	Alphatec	Scient’x	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10,085	$4,467	$—		$14,552
Accounts receivable, net	24,766	13,859	—		38,625
Inventories, net	29,515	17,740	(3,548)	(g)	49,361
			5,654	(h)
Prepaid expenses and other current assets	3,128	1,681	—		4,809
Deferred income tax assets	128	—	—		128

Total current assets	67,622	37,747	2,106		107,475
Property and equipment, net	30,356	4,900	(754)	(i)	34,502
Goodwill	60,113	18,454	(18,454)	(b)	150,526
			90,413	(e)
Intangibles, net	2,296	49,277	(49,277)	(a)	61,201
			58,905	(d)
Other assets	1,501	5,813	—		7,314

Total assets	$161,888	$116,191	$82,939		$361,018

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,781	$7,016	$—		$19,797
Accrued expenses	16,439	6,687	—		23,126
Deferred revenue	2,135	—	—		2,135
Current portion of long-term debt	6,724	3,206	—		9,930

Total current liabilities	38,079	16,909	—		54,988
Long-term debt, less current portion	23,631	5,072	—		28,703
Other long-term liabilities	1,008	2,095	—		3,103
Deferred income tax liabilities	738	16,968	3,166	(j)	20,872
Redeemable preferred stock	23,603	—	—		23,603
Stockholders’ equity:
Common stock	5	2,113	(2,113)	(c)	7
			2	(f)
Additional paid-in capital	175,021	140,903	(140,903)	(c)	329,619
			153,358	(f)
			1,240	(l)
Accumulated other comprehensive income (loss)	1,263	(424)	424	(c)	1,263
Accumulated deficit	(101,460)	(76,729)	76,729	(c)	(101,460)
Non-controlling interest	—	9,284	(8,964)	(k)	320

Total stockholders’ equity	74,829	75,147	79,773		229,749

Total liabilities and stockholders’ equity	$161,888	$116,191	$82,939		$361,018

See accompanying notes to unaudited pro forma condensed combined financial statements.

ALPHATEC HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(in thousands, except per share amounts)

	Alphatec	Scient’x		Pro Forma Adjustments		Pro Forma Combined
Revenues	$132,156	$50,225		$—		$182,381
Cost of goods sold	44,961	23,921		5,654	(o)	74,536
Amortization of intangible assets	3,054	—		3,289	(n)	6,343

Total cost of revenues	48,015	23,921		8,943		80,879

Gross profit	84,141	26,304		(8,943)		101,502
Operating expenses:
Research and development	13,487	5,779		—		19,266
In-process research and development	6,383	—		—		6,383
Sales and marketing	51,513	16,786		—		68,299
General and administrative	22,315	15,420		(639)	(p)	31,165
				(4,519)	(q)
				(1,412)	(r)
Amortization of intangible assets	—	6,721		(6,721)	(m)	2,027
				2,027	(n)
Restructuring costs	—	212		—		212

Total operating expenses	93,698	44,918		(11,264)		127,352

Operating loss	(9,557)	(18,614)		2,321		(25,850)
Other income (expense):
Interest income	67	—		—		67
Interest expense	(3,470)	(689)		—		(4,159)
Other income (expense), net	(86)	(925)		—		(1,011)

Total other income (expense)	(3,489)	(1,614)		—		(5,103)

Loss before taxes	(13,046)	(20,228)		2,321		(30,953)
Income tax (benefit) provision	243	(3,611)		414	(s)	(2,954)

Net loss before noncontrolling interest	(13,289)	(16,617)		1,907		(27,999)
Net (loss) income attributable to noncontrolling interest	—	(2,494)		2,626	(t)	132

Net loss	$(13,289)	$(14,123	)(1)	$(719)		$(28,131)

Net loss per common share:
Basic and diluted	$(0.27)	$(3.92	)(1)			$(0.38)

Weighted-average shares used in computing net loss per share:
Basic and diluted	49,292	3,606		20,394		73,292

(1)	Amount attributable to Scient’x shareholders.

See accompanying notes to unaudited pro forma condensed combined financial statements.

ALPHATEC HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

2. Acquisition of Scient’x

On December 17, 2009, Alphatec entered into an acquisition agreement to acquire all of the shares of Scient’x, with Scient’x continuing after the acquisition as an indirect wholly-owned subsidiary of Alphatec. The acquisition, which closed on March 26, 2010, is accounted for under the acquisition method of accounting.

Alphatec issued an aggregate of 24,000,000 shares of its common stock in consideration for 100% of the outstanding shares of Scient’x. Based on the closing price of Alphatec’s common stock of $6.39 on March 26, 2010, and the fair value of the Replacement Options (as defined below), the preliminary aggregate purchase price was approximately $154.6 million. The number of shares issued was reduced by a certain number of shares calculated at the closing in exchange for our payment of certain fees and expenses incurred in the Share Purchase. The proforma financial statements do not reflect the reduction in the number of shares issued.

As required by the acquisition agreement, the holders of both vested and unvested options to purchase shares of Scient’x common stock who became employees of Alphatec were entitled to receive replacement options to purchase shares of Alphatec common stock upon closing of the acquisition, which we refer to as Replacement Options. The $1.2 million included in the purchase price represents the fair value of the Scient’x options attributable to pre-combination service and was estimated using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The assumptions used in estimating the fair value of the Replacement Options include expected volatility of 56.0%, expected term of 6.0 years, and a risk-free interest rate of 2.5%. The difference between the fair value of the replacement options and the amount included in consideration transferred will be recognized as compensation cost in Alphatec’s post-combination financial statements over the requisite service period.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by Alphatec management of the Scient’x purchase price to identifiable tangible and intangible net assets acquired and the excess purchase price to goodwill. The preliminary purchase price allocation is based upon an estimated total purchase price of approximately $154.6 million. This amount is derived from the issuance of 24,000,000 shares of Alphatec common stock at a price of $6.39, the closing price of Alphatec’s common stock on March 26, 2010, and the fair value of the Replacement Options.

The preliminary estimated total purchase price of the acquisition is as follows (in thousands):

Fair value of Alphatec common stock issued upon closing	$153,360
Fair value of Scient’x options replaced	1,240

Total preliminary estimated purchase price	$154,600

Under the acquisition method of accounting, the total estimated purchase price is allocated to Scient’x’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition. The following table summarizes the preliminary allocation of the purchase price for Scient’x and the estimated useful lives for the acquired intangible assets (in thousands):

Net tangible assets assumed	$5,282
Acquired intangibles:
Core technology	11,466
Developed technology	20,925
In-process technology	6,306
Corporate trademarks	2,293
Key product trademarks	3,440
Customer-related intangible	6,163
Distribution network	5,016
Physician education programs	3,296
Goodwill	90,413

Total preliminary estimated purchase price	$154,600

A preliminary estimate of $5.3 million has been allocated to Scient’x net tangible assets assumed and approximately $58.9 million has been allocated to identifiable intangible assets acquired. The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of operations.

Inventories were increased by Alphatec to their estimated fair value, which represented an amount equivalent to estimated selling prices less distribution related costs and a normative selling profit. The increase to inventory was partially offset by a decrease in estimated fair value of redundant inventory based on the highest and best use of a similar market participant. Consistent with stock rotation, the inventory step up reverses in the next 12 months and has been included in cost of goods sold in the unaudited pro forma condensed combined statement of operations.

Upon completion of the fair value assessment, Alphatec anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill.

3. Pro Forma Condensed Financial Statements

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Alphatec and Scient’x, after giving effect to the Scient’x acquisition and adjustments described in the following footnotes, and are intended to reflect the impact of this acquisition on Alphatec on a pro forma basis.

The unaudited pro forma condensed combined balance sheet reflects the acquisition of Scient’x as if it has been consummated on December 31, 2009 and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by Alphatec management as of the acquisition date of March 26, 2010. These adjustments are subject to further revision upon finalization of the transaction, the related intangible asset valuations and fair value determinations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 combines Alphatec’s historical results for the year ended December 31, 2009 with Scient’x historical results for the year ended December 31, 2009. The Scient’x condensed consolidated statement of operations has been converted from Euros to U.S. Dollars at the average daily exchange rate for the year ended December 31, 2009 of 1.3946 U.S. dollars per Euro. The unaudited pro forma statement of operations gives effect of the acquisition as if it had taken place on January 1, 2009.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, revenue synergies or any potential restructuring costs.

4. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and to reflect amounts related to Scient’x’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values. Pro forma adjustments are also necessary to appropriately reflect the amortization expense related to the estimated identifiable intangible assets, stock-based compensation expense, changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and the income tax effect related to the pro forma adjustments.

There were no significant intercompany balances and transactions between Alphatec and Scient’x at the dates and for the period of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Alphatec and Scient’x filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that will result from integration activities related to the Scient’x acquisition. Additional assets or liabilities may be recorded that could affect amounts in the unaudited pro forma condensed combined financial statements. During the measurement period, any such adjustments to provisional amounts would increase or decrease goodwill. Adjustments that occur after the end of the measurement period will be recognized in the post-combination current period operations. In addition, Alphatec may incur significant restructuring charges upon consummation of the Scient’x acquisition or in subsequent quarters for severance or relocation costs related to Scient’x employees, costs of vacating certain leased facilities, or other costs associated with exiting activities. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they are incurred.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a. To eliminate Scient’x’s historical intangible assets.

b. To eliminate Scient’x’s historical goodwill.

c. To eliminate Scient’x’s historical stockholders’ equity accounts.

d. To record the preliminary fair value of Scient’x’s identifiable intangible assets, comprised of the following (dollars in thousands):

	Estimated Useful lives (in years)	Preliminary Asset Fair Value	Annual Amortization Expense
Core technology	15	$11,466	$744
Developed technology	8	20,925	2,545
In-process technology	Indefinite	6,306	—
Corporate trademarks	5	2,293	446
Key product trademarks	9	3,440	372
Customer-related intangible	15	6,163	400
Distribution network	10	5,016	488
Physician education programs	10	3,296	321

Total		$58,905	$5,316

The purchase price allocation for the Scient’x acquisition included values assigned to certain specific identifiable intangible assets aggregating approximately $58.9 million.

For the technology related assets, the acquired product families were separated into the following categories: core, developed, and in-process technology. The core, developed, and in-process technology values were determined by estimating the present values of the net cash flows expected to be generated by each category of technology. Thus, the underlying core, developed, and in-process technology classes were valued at $11.5 million, $20.9 million and $6.3 million, respectively.

Trademarks were segregated into the categories of corporate trademarks and key product trademarks and were assigned aggregate values of $2.3 million and $3.4 million, respectively. The trademark values were calculated by estimating the present value of future royalty costs that will be avoided due to our ownership of the trademarks acquired.

The customer-related intangible includes hospitals and distributors that take title to Scient’x’s products. The customer-related intangible was valued at $6.2 million, which was determined by estimating the present value of expected future net cash flows derived from such customers.

The distribution network includes U.S.-based distributors that sell Scient’x products to customers on a consignment basis. Intangibles related to the distribution network were valued at $5.0 million, which was determined by estimating the difference between the present values of expected future net cash flows generated with and without the distribution network in place.

The physician education program was valued at $3.3 million, which was determined by estimating the costs to rebuild such a program.

e. To record goodwill related to the Scient’x acquisition.

A value of $90.4 million, representing the difference between the total purchase price and the aggregate fair values assigned to the net tangible and intangible assets acquired, less liabilities assumed, was assigned to goodwill. Alphatec acquired Scient’x to expand its product offerings, increase its addressable market, increase the size of its international business, and increase its revenues. Alphatec also believes there are significant cost reduction synergies that may be realized when the acquired business is integrated. These are among the factors that contributed to a purchase price for the Scient’x acquisition that resulted in the recognition of goodwill.

f. To record the fair value of Alphatec common stock exchanged in the Scient’x acquisition.

g. To reduce the cost of Scient’x’s redundant inventory to fair value.

h. To increase Scient’x’s inventory to its estimated fair value.

i. To reduce Scient’x’s property and equipment to its estimated fair value.

j. To record the deferred tax liabilities related to the differences between the book and tax bases of Scient’x’s inventory and identifiable intangible assets, based on an effective tax rate of 33%.

k. To reduce non-controlling interest to its estimated fair value.

The estimated fair value of the non-controlling interest was determined by reviewing the value of Scient’x’s Italian subsidiary as of December 31, 2009 and multiplying such amount by 30%, which is the amount of ownership of the non-controlling party. This is the only non-controlling interest that will exist after the acquisition.

l. To record the fair value of the Scient’x options replaced that relate to pre-acquisition service.

m. To eliminate Scient’x’s historical amortization of intangible assets.

n. To record amortization of intangible assets acquired in the Scient’x acquisition.

o. To increase Scient’x’s cost of goods sold resulting from the inventory step-up that will reverse in the next 12 months.

p. To reduce Scient’x’s historical depreciation expense resulting from the reduction in property and equipment to its fair value.

q. To reduce general and administrative expenses for transaction costs incurred for the Scient’x acquisition.

r. To reduce Scient’x’s historical stock-based compensation expense to reflect the fair value of the Replacement Options attributable to post combination service.

s. To record the estimated tax effect of the pro forma adjustments.

t. To reduce the net loss attributable to the non-controlling interest based on the net income of Scient’x’s Italian subsidiary and the 30% ownership of the noncontrolling party.

5. Pro Forma Net Loss per Share

Shares used to calculate unaudited pro forma combined basic and diluted net loss per share are based on the sum of the following:

a. The number of Alphatec weighted-average shares used in computing historical net loss per share, basic and diluted; and

b. The number of Alphatec common shares issued to the former Scient’x shareholders as consideration for the acquisition.

6. Transaction Costs

For the year ended December 31, 2009, transaction costs incurred related to the acquisition of Scient’x totaled $4.5 million, of which $2.6 million was incurred by Alphatec and the remaining $1.9 million by Scient’x. These costs have been recorded as a pro forma adjustment to reduce general and administrative expenses in the statement of operations for the year ended December 31, 2009. The Company expects to incur approximately $5.8 million in direct transaction costs in connection with the Share Purchase. The $1.3 million remaining will be incurred and expensed in the first and second quarters of 2010.

The combined business may incur charges to operations that Alphatec cannot reasonably estimate, in the quarter in which the Share Purchase is completed or the following quarters, to reflect costs associated with integrating the two businesses. In addition, the combined business may incur additional charges relating to the transaction in subsequent periods, which could have a material impact on the Company’s financial position or results of operations.